Exhibit 99.1

November 15, 2007
Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412:442-8262

MATTHEWS INTERNATIONAL
ANNOUNCES NEW DIRECTOR

PITTSBURGH, PA, November 15, 2007 -- Matthews International Corporation (NASDAQ NNM: MATW) announced today that Martin Schlatter was elected to the Matthews Board of Directors at its November 13, 2007 meeting.

Mr. Schlatter currently serves as Vice President and Chief Marketing Officer of Wm. Wrigley Jr. Company, where he has held executive positions, including general manager for Wrigley’s U.S. Business, since late 2004.  Mr. Schlatter joined Wrigley in 2002 and has held various senior management positions within the company during this time.  Previously he was in leadership positions at Lindt Chocolates in Switzerland and at Procter & Gamble in Germany and the U.K.  Mr. Schlatter holds a Licentiate in Business Administration/Economics from HSG University in Switzerland.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products and merchandising solutions.  The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; printing plates, pre-press services and imaging systems for the primary packaging and corrugated industries; marking equipment and consumables, and industrial automation products for identifying, tacking and conveying various consumer and industrial products, components and containers; and merchandising display systems and marketing and design services.